                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.__)

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|
                           Check the appropriate box:
|_| Preliminary Proxy Statement

|_|  Confidential, For Use of the Commission Only (as permitted by Rule
     14a-6(e)(2)

|X| Definitive Proxy Statement

|_| Definitive Additional Materials

|_| Soliciting Material Pursuant to Rule 14a-11 or Rule 14a-12

                           ORLEANS HOMEBUILDERS, INC.
                       (formerly known as FPA Corporation)
                 ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

               Payment of Filing Fee (Check the appropriate box):
|X| No Fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          1)   Title of each class of securities to which transaction applies:

          _____________________________________________________________________

          2)   Aggregate number of securities to which transaction applies:

          _____________________________________________________________________

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined).

          _____________________________________________________________________

          4)   Proposed maximum aggregate value of transaction:

          _____________________________________________________________________

          5)   Total fee paid:

          _____________________________________________________________________

|_|      Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount Previously Paid:

          _____________________________________________________________________

          2)   Form, Schedule or Registration Statement no.:

          _____________________________________________________________________

          3)   Filing Party:

          _____________________________________________________________________

          4)   Date Filed:

                           ORLEANS HOMEBUILDERS, INC.
                           3333 Street Road, Suite 101
                          Bensalem, Pennsylvania 19020
                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                DECEMBER 11, 1998
                               ------------------

To the Stockholders of Orleans Homebuilders, Inc.:

         The Annual Meeting of Stockholders of Orleans Homebuilders, Inc. (the "Company") will be held on Friday, December 11, 1998, at 9:30 a.m., Philadelphia time, at the offices of the Company, 3333 Street Road, Suite 155, Bensalem, Pennsylvania, for the following purposes:

          1.   Election of Directors;

          2. Approval of an amendment to the 1992 Incentive Stock Option Plan to increase the number of shares on which options may be granted thereunder from 910,000 to 1,210,000;

          3. Approval of amendments to the 1995 Stock Option Plan for Non-Employee Directors to increase the number of shares on which options may be granted thereunder from 100,000 to 125,000 and to provide for the grant of additional options thereunder;

          4. Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the 1999 fiscal year; and

          5. Transaction of such other business as properly may be brought before the Meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on November 2, 1998 as the record date for determining the stockholders entitled to notice of and to vote at the Meeting. Only stockholders of record on the transfer books of the Company at the close of business on that date are entitled to notice of and to vote at the Meeting.

         IT WILL BE APPRECIATED IF THOSE WHO DO NOT EXPECT TO ATTEND THE MEETING WILL MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. A PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT BY WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, AND ANY STOCKHOLDER WHO IS PRESENT AT THE MEETING MAY WITHDRAW THE PROXY AND VOTE IN PERSON.

November 4, 1998                        By Order of the Board of Directors
                                                JOSEPH A. SANTANGELO,
                                 Secretary-Treasurer and Chief Financial Officer

                           ORLEANS HOMEBUILDERS, INC.

                             Corporate Headquarters:

                           3333 Street Road, Suite 101
                          Bensalem, Pennsylvania 19020
                        Telephone Number: (215) 245-7500

                               -------------------

                                 PROXY STATEMENT
                               -------------------


                                     GENERAL

         This proxy statement is furnished to stockholders of Orleans Homebuilders, Inc. (the "Company") in connection with the solicitation, by order of the Board of Directors of the Company, of proxies for the Annual Meeting of Stockholders (the "Meeting") to be held on Friday, December 11, 1998, at 9:30 a.m., Philadelphia time, at the offices of the Company, 3333 Street Road, Suite 155, Bensalem, Pennsylvania, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement, the foregoing notice and the enclosed proxy are being sent to stockholders on or about November 4, 1998.

         The record date of stockholders entitled to notice of and to vote at the Meeting has been fixed as the close of business on November 2, 1998. The transfer books have not been and will not be closed. Only stockholders of record at the close of business on the record date shall be entitled to notice of and to vote at the Meeting.

         As of October 26, 1998, the Company had outstanding 11,356,018 shares of Common Stock, par value $.10 per share (the "Common Stock"), and 1,342,113 shares held in treasury, which are not eligible to be voted. Each share of outstanding Common Stock entitles the holder to one vote, without cumulation, on each matter to be voted upon at the Meeting. The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote is necessary to constitute a quorum.

         The enclosed proxy is being solicited on behalf of the Board of Directors of the Company and any costs of solicitation will be borne by the Company. Such costs include preparation, printing and mailing of the Notice of Annual Meeting of Stockholders, the proxy, this proxy statement and the Annual Report, which are herewith enclosed. The solicitation will be conducted principally by mail, although Directors, officers and regular employees of the Company may solicit proxies personally or by telephone or telegram. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for proxy material to be sent to their principals, and the Company will reimburse such persons for their reasonable expenses in so doing.

         Shares of the Company's Common Stock represented by any unrevoked proxy in the enclosed form will be voted in accordance with the specifications made on such proxy, if it is properly executed and received prior to voting at the Meeting. Any properly executed proxy received on a timely basis on which no specification has been made by the stockholder will be voted (i) "FOR" the election as Directors of the nominees listed herein (or for such substitute nominees as may be nominated in the event the initial nominees become unavailable); (ii) "FOR" the approval of an amendment to the 1992 Incentive Stock Option Plan (the "1992 Plan") to increase the number of shares on which options may be granted thereunder from 910,000 to 1,210,000; (iii) "FOR" the approval of amendments to the 1995 Stock Option Plan for Non-Employee Directors (the "1995 Plan") to increase the number of shares on which options may be granted thereunder from 100,000 to 125,000 and to provide for the grant of additional options thereunder; (iv) "FOR" the ratification of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ended June 30, 1999 ("Fiscal 1999"); and (v) in the discretion of the Proxy Committee of the Board of Directors, upon all other matters requiring a vote of stockholders which may properly come before the Meeting and of which the Board of Directors was not aware a reasonable time before this solicitation.

         The Proxy Committee, selected by the Board of Directors, consists of Jeffrey P. Orleans, Chief Executive Officer and Chairman of the Board of Directors of the Company, and Benjamin D. Goldman, Vice Chairman of the Board of Directors of the Company. If the enclosed proxy is executed and returned, it may, nevertheless, be revoked at any time before it has been exercised upon written notice to the Secretary of the Company. The proxy shall be deemed revoked if a stockholder is present at the Meeting and elects to vote in person.

                        PROPOSAL 1. ELECTION OF DIRECTORS

                              NOMINEES FOR ELECTION

         The stockholders are being asked to elect seven Directors, who will comprise the entire Board of Directors of the Company, to serve for the ensuing year and until their successors are duly elected and qualified. The nominees constitute seven of the current members of the Board of Directors, all of whom were previously elected by the stockholders.

         In the event that any nominee for Director should become unavailable, which event the Board of Directors does not anticipate, it is intended that votes will be cast pursuant to the enclosed proxy for such substitute nominee as may be nominated by the Board of Directors unless otherwise indicated by the stockholder on the proxy.

                                                                                                         Director
Name                               Age          Present Position with the Company                         Since
----                               ---          ---------------------------------                         -----

Sylvan M. Cohen(1)(3)(4)(6)........84           Director                                                 1965

Benjamin D. Goldman(5)(6)..........52           Vice Chairman of the Board                               1992

Robert N. Goodman(2)...............46           Director                                                 1994

Andrew N. Heine(2).................69           Director                                                 1994

David Kaplan(2)(3)(4)..............53           Director                                                 1994

Lewis Katz(1)(3)(4)(5).............56           Director                                                 1987

Jeffrey P. Orleans(1)(5)(6)........52           Chairman of the Board                                    1983
                                                and Chief Executive Officer

------------------
(1)  Member of the Executive Committee, of which Mr. Cohen is Chairman.
(2)  Member of the Audit Committee, of which Mr. Kaplan is Chairman.
(3)  Member of the Compensation Committee, of which Mr. Kaplan is Chairman.
(4) Member of the committee designated to administer the 1992 Plan (the "1992 Incentive Stock Option Committee"), of which Mr. Kaplan is Chairman.
(5) Member of the committee designated to administer the 1992 Stock Option Plan for Non-Employee Directors (the "1992 Director Option Plan Committee"), of which Mr. Orleans is Chairman.
(6) Member of the committee designated to administer the 1995 Plan (the "1995 Director Option Plan Committee"). If Proposal 2 is approved by the stockholders of the Company, Mr. Cohen shall no longer be a member of the 1995 Director Option Plan Committee.

Directors

         Jeffrey P. Orleans has served as Chairman of the Board and Chief Executive Officer of the Company since September 1986. From September 1986 to May 1992, he also served as President of the Company. In addition, Mr. Orleans is a general partner of Orleans Builders & Developers and served as the Chief Executive Officer and the sole shareholder of Orleans Construction Corp. ("OCC"), residential real estate developers, until its acquisition by the Company on October 22, 1993. Mr. Orleans is a Trustee of Pennsylvania Real Estate Investment Trust.

         Benjamin D. Goldman was elected Vice-Chairman of the Board in April 1998 and has been a Director of the Company since May 1992. From May 1992 until April 1998, he served as President and Chief Operating Officer of the Company.

         Sylvan M. Cohen has been a Director of the Company since 1965. Until October 1995, Mr. Cohen was a senior partner in the law firm of Cohen, Shapiro, Polisher, Shiekman and Cohen, Philadelphia, Pennsylvania, which prior to October 1995 served as counsel to the Company. In October 1995, Mr. Cohen became of Counsel to the law firm of Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania, which currently serves as counsel to the Company. Mr. Cohen is also Chairman of the Board of Trustees of Pennsylvania Real Estate Investment Trust, Fort Washington, Pennsylvania and a Trustee of EQK Realty Investors I.

         Lewis Katz has been a Director of the Company since 1987. Since March 1998, he has been compensated by Resorts at Palm-Aire Inc., of which he and Mr. Orleans are each 50% shareholders. From 1972 to 1997, he was a partner in the law firm of Katz, Ettin, Levine, Kurzweil, Weber & Scialaeba, P.A.,
Cherry Hill, New Jersey, which has performed legal services for the Company in the past year, and he is now counsel to such law firm. Mr. Katz is a Director of Central Parking System.

         Robert N. Goodman has been a Director of the Company since April
1994. For more than six years, he has served as President and Chief Operating Officer of Goodtab Corporation, Los Angeles, California, which is engaged principally in real estate and financial consulting on a nationwide basis. From December 1990 through July 1992, Mr. Goodman also served as Chairman of the Board and President of Regency Equities Corp., Los Angeles, California, which is engaged in real estate-related investments. Mr. Goodman owns a controlling equity interest in JDT Consulting Group, the sole general partner of La Jolla Village Professional Center Associates, a California limited partnership (the "Partnership"). The Partnership filed for a petition under Chapter 11 of the federal bankruptcy code on April 23, 1996.

         Andrew N. Heine has been a Director of the Company since April
1994. For more than six years, Mr. Heine has been an attorney and private investor in New York, New York. Mr. Heine is a Director of Citizens Utilities Company.

         David Kaplan has been a Director of the Company since April 1994.
Since 1996, Mr. Kaplan has been a principal in Autumn Hill Capital, Inc., a real estate advisory and investment banking firm and managing partner of Kingsbridge Partners LLC, a real estate investment firm. Prior to that time, he was a principal of Victor Capital Group, L.P., which engaged in real estate advisory services and investment banking.

Executive Officers

         In addition to Messrs. Orleans and Goldman, the following persons serve as executive officers of the Company:

         Michael T. Vesey, 39, was elected President and Chief Operating Officer of the Company on April 20, 1998. From July 1994 to April 1998, he was the Executive Vice President-Project Management of the Company. Prior to 1994, Mr. Vesey was responsible for project management of the Company's Pennsylvania communities.

         Joseph A. Santangelo, 44, is Chief Financial Officer, Treasurer and Secretary of the Company. He has held the position of Chief Financial Officer since July, 1994, and he has been Treasurer of the Company since 1987.

         Michael Karmatz, 59, was elected Senior Vice President on September 24, 1998. Prior to that date and since February 1992, Mr. Karmatz was Senior Vice President of OCC, a subsidiary of the Company.

         Gary G. Schaal, 48, is Executive Vice President-Sales and Marketing of the Company. He has held that position since September, 1995. From July 1987 to November 1994, Mr. Schaal was a Senior Vice President of Scarborough Corporation and a Vice President of Scarborough Homes, Inc.

Committees and Meetings of the Board of Directors

         The Board of Directors held three meetings during the fiscal year ended June 30, 1998 ("Fiscal 1998"). The Company has standing Executive, Audit, Compensation, 1992 Incentive Stock Option, 1992 Director Option Plan and 1995 Director Option Plan Committees. The Board of Directors does not have a standing Nominating Committee. The functions of a nominating committee are carried on by the Board of Directors as a whole.

         The Executive Committee has and exercises the authority of the Board of Directors in the management of the business and affairs of the Company between meetings of the Board. During Fiscal 1998, the Executive Committee acted by unanimous consent and held no formal meetings.

         The Audit Committee recommends the appointment of independent accountants, reviews with the independent accountants the adequacy of the system of internal accounting controls of the Company and discusses with management and the independent accountants the annual financial statements and principal accounting matters. During Fiscal 1998, the Audit Committee met once.

         The Compensation Committee reviews the general compensation arrangements and structure of the Company, reviews salaries and other compensation arrangements for the executive officers of the Company and makes recommendations concerning such compensation to the Board of Directors. During Fiscal 1998, the Compensation Committee held no formal meetings.

         The 1992 Incentive Stock Option Committee administers the Company's 1992 Plan and awards grants thereunder. During Fiscal 1998, the 1992 Incentive Stock Option Committee held one meeting. The 1992 Director Option Plan Committee awards options under the 1992 Director Option Plan. The 1992 Director Option Plan Committee held no formal meetings during Fiscal 1998. The 1995 Director Option Committee was established in February 1995 to administer the 1995 Plan. If Proposal Number 3 is approved by the stockholders, the 1995 Director Option Plan Committee, pursuant to the terms of the 1995 Plan, will be reconstituted and Mr. Cohen will not be a member thereof. The 1995 Director Option Committee held no formal meetings in Fiscal 1998.

         During Fiscal 1998, all incumbent directors attended in person or by conference call at least 75% of the total number of meetings of the Board of Directors and Committees of the Board on which they served, except for Mr. Katz who attended two of the three meetings of the Board of Directors held in such year.

Compensation of Directors

         Each Director who is not an employee of the Company is entitled to receive a basic fee of $6,000 annually for his service on the Board, plus an attendance fee of $1,500 for each Board meeting and $500 for each Committee meeting.

         Each Director of the Company who was not an employee of the Company or any affiliate of the Company and who had been a Director for at least three years as of January 4, 1993 (the "1992 Eligible Directors") was granted an option to purchase 25,000 shares of the Company's Common Stock under the 1992 Stock Option Plan for Non-Employee Directors (the "1992 Director Option Plan"). Under the 1992 Director Option Plan, shares subject to an option became eligible for purchase on a cumulative basis in equal installments of 6,250 shares each, beginning on August 19, 1994, the date stockholders approved the 1992 Director Option Plan, and on January 1 of each of the years 1994 through 1996, inclusive. Each option granted under the 1992 Director Option Plan expires 10 years from the date of the grant and is subject to earlier termination upon the occurrence of certain events, including under certain circumstances termination of service on the Board of Directors. Messrs. Cohen and Katz have received options for 25,000 shares each under the 1992 Director Option Plan.

         On February 27, 1995, the Board of Directors adopted, subject to stockholder approval, the 1995 Plan. Under the 1995 Plan, options for 25,000 shares of the Company's Common Stock were granted on February 28, 1995, subject to stockholder approval, to each Director who was not an employee of the Company or any affiliate of the Company or who was ineligible to participate in any other stock option plan of the Company on February 28, 1995. Options for 25,000 shares each were granted to Messrs. Goodman, Heine and Kaplan. Under the terms of the 1995 Plan, 6,250 shares of Common Stock became eligible for purchase on December 8, 1995, the date that the 1995 Plan was approved by the Company's stockholders, and on each of February 28, 1996, 1997 and 1998.

         On April 20, 1998, the Board of Directors adopted, subject to stockholder approval, amendments to the 1995 Plan providing for the grant of an option to purchase 10,000 shares of the Company's Common Stock to each Director who was not an employee of the Company or any affiliate of the Company and who is ineligible to receive grants under any other stock option plan of the Company in effect on that date (Messrs. Cohen, Goodman, Heine, Kaplan and Katz). Under the terms of the options granted in connection with the proposed amendments, 2,500 shares of Common Stock would become eligible for purchase on the date of the approval by the stockholders of the amendments, and a total of 2,500 shares of Common Stock would become eligible for purchase on each of the first, second and third anniversary of April 20, 1998. The exercise price of the new options is $1.19, the closing price of the Company's Common Stock on April 20, 1998. See "Proposal 3."

        PROPOSAL 2. APPROVE AN INCREASE IN THE NUMBER OF SHARES ON WHICH
                 OPTIONS MAY BE GRANTED UNDER THE 1992 INCENTIVE
               STOCK OPTION PLAN FROM 910,000 TO 1,210, 000 SHARES

         On December 7, 1992, the Board of Directors of the Company adopted, subject to stockholder approval, the 1992 Plan. The 1992 Plan is intended to provide an incentive to selected officers and key employees of the Company and its subsidiaries to acquire a proprietary interest in the Company, to continue as officers and employees and to increase their efforts on behalf of the Company. The 1992 Plan was approved by the stockholders of the Company by partial written consent effective November 24, 1993 and again at the Company's Annual Meeting held on August 19, 1994. Approximately eleven officers and key employees are eligible to receive grants of options under the 1992 Plan.

         As originally adopted, the 1992 Plan authorized the grant of options on 560,000 shares of the Company's Common Stock. When the stockholders approved the 1992 Plan on August 19, 1994, they also approved an increase in the number of shares on which options could be granted under the 1992 Plan to 660,000. On December 4, 1996, stockholders approved an increase in the number of shares on which options could be granted under the 1992 Plan to 910,000. Prior to the Fiscal 1998 grants, which are subject to stockholder approval (except as to options granted out of shares currently available under the 1992 Plan), options on 842,500 shares had been granted under the 1992 Plan and, absent a further increase in the number of shares on which options may be granted under the 1992 Plan, the 1992 Plan will no longer be available (except to the extent of the remaining 67,500 shares) to provide appropriate incentives to officers and key employees.

         On April 20, 1998, the Board of Directors resolved, subject to stockholder approval, to amend the 1992 Plan to increase the number of shares on which options may be granted from 910,000 to 1,210,000 shares. Further, on this date, the 1992 Incentive Stock Option Committee also resolved to grant 170,000 options to certain officers and key employees at an exercise price of $1.19 per share, which was the closing price of a share of Company's Common Stock on the American Stock Exchange on such date. The options vest in four equal installments, the first on April 20, 1998, and the balance on April 20, 1999, 2000 and 2001, and are expressly conditioned, except as to options granted out of shares currently available under the 1992 Plan, on approval by the stockholders of the increase from 910,000 to 1,210,000 shares. If the stockholders approve Proposal 2, such approval shall be deemed a ratification of the grant of 170,000 options under the 1992 Plan by the 1992 Incentive
Stock Option Committee.

                                                        -14-
         The following table sets forth information with respect to grants made in Fiscal 1998 under the 1992 Plan to the Company's CEO, the Named Executive Officers (as hereinafter defined) and certain other individuals and groups:

                     Fiscal 1998 Grants Under the 1992 Plan



                                                                        Dollar                              Number of
Name and Position                                                     Value(1)                               Options
-----------------                                                     --------                               -------
Jeffrey P. Orleans                                                                                                  -
Chairman & CEO                                                               -

Benjamin D. Goldman                                                          -                                      -
Vice Chairman

Michael T. Vesey                                                      $ 12,400                                 40,000
President & COO

Michael Karmantz                                                         6,200                                 20,000
Senior Vice President

Joseph A. Santangelo                                                     9,300                                 30,000
Secretary & Treasurer

Gary G. Schaal                                                               -                                      -
Executive Vice President

Lawrence J. Dugan                                                        6,200                                 20,000
Counsel to the Company

Kyle Upper                                                               6,200                                 20,000
Land Acquisition Manager

Executive Group                                                         27,900                                 90,000

Non-Executive Director Group                                                 -                                      -

Non-Executive Officer Employee Group                                    24,800                                 80,000

---------------
     (1) Based on the difference between the reported closing price of $1.50 for the Company's Common Stock on the American Stock Exchange on October 16, 1998 and the exercise price of $1.19.

         The following summary of the material features of the 1992 Plan does not purport to be complete and is qualified in its entirety by the full text of the 1992 Plan.

Shares Subject to the 1992 Plan

         Subject to approval by the stockholders of the proposed amendment to the 1992 Plan, the aggregate number of shares of Common Stock which may be subject to options granted under the 1992 Plan shall be one million two hundred ten thousand (1,210,000) or the number and kinds of shares or other securities which shall be substituted for the shares of Common Stock or to which such shares of Common Stock shall be changed as provided in "Adjustment in Event of Capital Changes" below. The shares deliverable upon the exercise of an option under the 1992 Plan may be made available from unissued shares not reserved for any other purpose or shares reacquired by the Company. Prior to termination of the 1992 Plan, all or any shares subjected under the 1992 Plan to an option which, for any reason, terminates unexercised as to such shares, may again be subjected to an option under the 1992 Plan.

Administration

         The 1992 Plan provides that it shall be administered by a committee consisting of three (3) or more members of the Board who are not eligible to participate in the 1992 Plan while serving on the 1992 Incentive Stock Option Committee and shall not have been, at any time within one (1) year prior to appointment to the 1992 Incentive Stock Option Committee, eligible for selection as a person to whom an option under the 1992 Plan may be granted pursuant to the 1992 Plan or any other plan of the Company and shall be a "disinterested person" within the meaning of Rule 16b-3 promulgated under the Exchange Act, as that rule may be amended from time to time. The 1992 Incentive Stock Option Committee currently consists of Messrs. Cohen, Katz and Kaplan. The Board of Directors of the Company intends to amend the 1992 Plan and to reconstitute the 1992 Incentive Stock Option Committee to provide that the 1992 Incentive Stock Option Committee consist exclusively of "non-employee directors," as that term is defined in recent amendments to Rule 16b-3.

         The 1992 Incentive Stock Option Committee may exercise such power and authority as may be necessary for the 1992 Incentive Stock Option Committee to carry out its functions as described in the 1992 Plan. It shall have plenary authority in its discretion, subject only to the express provisions of the 1992 Plan and of Section 422 of the Internal Revenue Code (the "Code"):

          (i) to determine which of the eligible persons shall be granted options and the number and terms of the options to be granted to each. In making any determination, the 1992 Incentive Stock Option Committee shall consider the position and responsibilities of the proposed grantee being considered, the nature and value to the Company of his or her services and accomplishments, his or her present and potential contribution to the success of the Company and such other factors as the 1992 Incentive Stock Option Committee may deem relevant;

          (ii) to determine the dates of grant of options;

          (iii) to prescribe the form of the instruments evidencing any options granted under the 1992 Plan;

          (iv) to interpret the 1992 Plan and determine the terms and provisions of the agreements evidencing the options and to make all other determinations necessary for 1992 Plan administration;

          (v) to adopt, amend and rescind rules and regulations for the administration of the 1992 Plan and for its own acts and proceedings; and

          (vi) to decide all questions and settle all controversies and disputes of general applicability which may arise in connection with the 1992 Plan.

Eligibility

         Persons eligible to receive options under the 1992 Plan are such officers or key employees of the Company as determined by the 1992 Incentive Stock Option Committee. No person shall be eligible for the grant of an option who owns, or would own immediately before the grant of such option, directly or indirectly, shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company, as defined in Code Section 422 ("10% Stockholder"). The foregoing sentence shall not apply if, at the time such option is granted, the option price is at least one hundred ten percent (110%) of fair market value and the option is not, by its terms, exercisable after the expiration of five (5) years from the date of grant.

Purchase Price

         The purchase price of shares upon exercise of an option shall be no less than the fair market value of the shares on the date of grant of an option; provided, however, if an option is granted to a 10% Stockholder, the purchase price shall be no less than 110% of the fair market value of the shares on the date of grant of an option to such individual. The fair market value of the shares on the date of grant shall be: (i) if the shares are listed on a national securities exchange, the closing price of the shares on such date; provided, however, if on such date the shares were traded on more than one national securities exchange, then the closing price on the exchange on which the greatest volume of shares was traded on such day; (ii) if the shares are not listed on a national securities exchange and are traded over-the-counter, the last sale price of the shares on such date as reported by Nasdaq or, if not reported by Nasdaq, the average of the closing bid and asked prices for the shares on such date; and (iii) if the shares are neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the 1992 Incentive Stock Option Committee shall in good faith determine. If the shares are listed on a national securities exchange or are traded over-the-counter but are not traded on the date of grant, then the price shall be determined by the 1992 Incentive Stock Option Committee by applying the principles contained in Treasury Regulation Section 20.2031-2 or successor provisions thereto. The fair market value of the shares shall be determined by, and in accordance with, procedures to be established by the 1992 Incentive Stock Option Committee, whose determination shall be final.

Option Agreement

         Each grantee is required to enter into a written agreement with the Company, which shall contain such provisions, consistent with the 1992 Plan, as may be established at any time or from time to time by the 1992 Incentive Stock Option Committee. No grantee shall have rights under any option unless, and until, a written agreement is entered into with the Company.

Vesting, Exercise and Term of Options; Limitation

         Options under the 1992 Plan may be exercisable for terms of up to but not exceeding ten (10) years from the date the particular option is granted; provided, however, that options granted to a 10% Stockholder may be exercisable for a term of up to but not exceeding five (5) years from the date the particular option is granted. Subject to the foregoing, options shall be exercisable at such time and in such amounts (up to the full amount thereof) as may be determined separately in each instance by the 1992 Incentive Stock Option Committee at the time of the grant. If an option granted under the 1992 Plan is exercisable in installments, the 1992 Incentive Stock Option Committee shall determine what events, if any, will make it subject to acceleration.

         The aggregate fair market value (determined at the time an option is granted) of shares for which incentive options are exercisable for the first time under the terms of the 1992 Plan by a grantee during any calendar year (under all plans of the Company defined in Code Section 424) is limited to $100,000; provided, however, should a grantee have unexercised options which are exercisable (without the application of such limitation) when he or she terminates employment, any option exercised in excess of such limitation shall be treated as a nonqualified option. The value of shares for which options may be granted to a grantee in a year may, however, exceed $100,000.

         If a grantee's employment is terminated because he or she has attained the age which the Company may from time to time establish as the retirement age for any class of its employees or, with the approval of the 1992 Incentive Stock Option Committee, because of permanent disability as defined in Code Section 22(e)(3), he or she may, within three (3) months following such termination, exercise the option with respect to all or any part of the shares subject thereto in which his or her right to purchase such shares had accrued or vested at the time of termination of employment. However, if he or she dies before the end of the three-month period after the termination of his or her employment, his or her estate shall have the right, subject to the procedures set forth below, to exercise such option within one (1) year following such termination.

         If a grantee's employment is terminated by death, his or her estate shall have the right for a period of one (1) year following the date of such death to exercise the option to the extent that the right to exercise had accrued or vested prior to the date of his or her death. A grantee's "estate" shall mean his or her legal representative upon his or her death or any person who acquires the right to exercise an option by reason of the grantee's death.

         If the employment of a grantee is terminated for "Cause" (as defined below), his or her right under any then outstanding option shall terminate at the time of such termination of employment. In the case of any grantee not subject to a written employment agreement, "Cause" shall mean any willful or intentional act which is intended to have the effect of injuring the reputation, business or business relationships of the Company. In the case of a grantee subject to a written employment agreement, "Cause" shall mean any action giving the Company the right to terminate such person's employment under such agreement for cause.

         In the case of a grantee whose employment is terminated for any reason other than those provided above, the grantee may, within the three (3) month period following such termination, exercise the option to the extent that the right to exercise had accrued or vested prior to such termination. However, if he or she dies prior to the end of the three (3) month period after termination of his or her employment, his or her estate shall have the right, subject to the procedures set forth above, to exercise such option within one (1) year following such termination. Thereafter, all rights of such grantee in the option and the shares issuable upon exercise of the option shall immediately cease.

Amendment of the 1992 Plan

         The Board of Directors may amend the 1992 Plan, may correct any defect or supply any omissions or reconcile any inconsistency in the 1992 Plan or in any option in the manner and to the extent it shall deem desirable without action on the part of the stockholders of the Company; provided, however that, except as provided in the 1992 Plan, without approval by the stockholders of the
Company: (i) the total number of shares on which options may be granted under the 1992 Plan shall not be increased; (ii) no option shall be exercisable more than ten (10) years after the date it is granted; (iii) the expiration date shall not be extended; (iv) the Board may not transfer administration to any person who would not meet the requirements for disinterested administration of the 1992 Plan set forth in Rule 16b-3 promulgated under the Exchange Act and as amended from time to time; and (v) no amendment shall be of any force and effect which shall decrease the price at which options may be granted, permit the modification of any outstanding option, increase the number of shares to be received on exercise of an option, or materially modify the requirements as to eligibility for participation in the 1992 Plan.

         Subject to the terms and conditions and within the limitations of the 1992 Plan, the 1992 Incentive Stock Option Committee may modify, extend or renew outstanding options, including amending the terms of an option at any time to include provisions that have the effect of changing the option to a nonqualified stock option, or accept the surrender of outstanding options (to the extent not theretofore exercised) and authorize the granting of new options in substitution therefor (to the extent not theretofore exercised). However, no modification of an option shall, without the consent of grantee, impair any rights or alter any obligations under any option theretofore granted, nor shall any modification be made which shall adversely affect the status of an option as an incentive stock option under Code Section 422.

Adjustment in Event of Capital Changes

         The 1992 Plan provides that there shall be equitable adjustments made in outstanding options as to price and other terms as may be necessary to reflect any change in the corporate structure or shares including mergers, consolidations, recapitalizations, reclassifications, splits, reverse splits, combination of shares or otherwise.

Certain Corporate Transactions

         In order to maintain all of a grantee's rights in the event of certain corporate transactions (such as a dissolution of the Company or a merger or a consolidation of the Company with or into another corporation), the Board of Directors may amend all outstanding options (upon such conditions as it shall deem appropriate) to (i) permit the exercise of all such options prior to the effectiveness of any such transactions and to terminate such options as of such effectiveness, or (ii) require the forfeiture of all options, provided the Company pays to the grantee the excess of the fair market value of the shares in which the grantee's rights have not become vested at such date over the purchase price, or (iii) make such other provisions as the Board shall deem equitable.

Payment for Shares

         The purchase price for shares upon exercise of an option shall be paid in full in United States dollars in cash or by check at the time of purchase; provided, however, that at the discretion of the 1992 Incentive Stock Option Committee at the time the option is granted, the purchase price may be paid with
(i) shares of the Company already owned by, and in possession of, the grantee; or (ii) any combination of United States dollars or shares of the Company. Shares of the Company used to satisfy the exercise price of an option shall be valued as of the date of exercise at their fair market value determined in accordance with the rules set forth above under "Purchase Price".

Options Non-Transferable

         No options shall be transferable unless transferred by will or the laws of descent and distribution and shall be exercisable during the grantee's lifetime only by the grantee or the grantee's guardian or legal representative.

Federal Income Tax Consequences

         To the extent an option qualifies as an incentive stock option under Code Section 422, an employee will not recognize taxable income, and the Company will not be entitled to a deduction, either at the time of grant or at the time of exercise. The excess of the fair market value of the shares received over the stock option price will, however, generally be included in the grantee's alternative minimum taxable income in the year of exercise. If shares acquired upon exercise of a stock option are held for a minimum of two (2) years from the date of grant and one (1) year from the date of transfer of the shares to the grantee, the gain or loss (in an amount equal to the difference between the sales price and the exercise price) upon disposition of the shares will be treated as long-term capital gain or loss and the Company will not be entitled to any deduction.

         If the statutory holding periods are not satisfied, i.e., the grantee of a stock option makes a disqualifying disposition, the grantee generally will recognize ordinary income equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise; or (ii) the sale price of the shares, and the Company will be entitled to a deduction in the same amount. Any gain recognized on a disqualifying disposition of the shares in excess of the amount treated as ordinary income will be characterized as capital gain. The Company will not recognize any gain or loss upon the issuance of shares under the 1992 Plan.

         The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock present or represented, and entitled to vote at the Meeting is required for adoption of Proposal 2. Abstentions will have the same legal effect as a vote against this proposal, but specific directions not to cast a vote will have no legal effect.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF PROPOSAL 2.

        PROPOSAL 3. APPROVE AN INCREASE IN THE NUMBER OF SHARES ON WHICH
           OPTIONS MAY BE GRANTED UNDER THE 1995 STOCK OPTION PLAN FOR
      NON-EMPLOYEE DIRECTORS FROM 100,000 TO 125,000 SHARES AND TO PROVIDE
                 FOR THE GRANT OF ADDITIONAL OPTIONS THEREUNDER

         On February 27, 1995, the Board of Directors of the Company adopted, subject to stockholder approval, the 1995 Plan. The 1995 Plan is intended to promote the Company's interests and those of its stockholders by permitting grants of options to purchase Common Stock to non-employee Directors who are not covered by any of the Company's existing option plans and whose services are considered essential to the Company's continued progress by increasing their ownership interest in the Company and providing a further incentive for these non-employee Directors to serve as Directors of the Company. The 1995 Plan was approved by the Stockholders of the Company at the Company's Annual meeting held December 5, 1995.

         As originally adopted, the 1995 Plan authorized the grant of options on 100,000 shares of the Company's Common Stock. Options on 75,000 shares have been granted under the 1995 Plan and, absent a further increase in the number of shares on which offering may be granted under the 1995 Plan, the 1995 Plan will no longer be available (except to the extent of the remaining 25,000 shares) to provide appropriate incentives for non-employee Directors to serve as Directors of the Company.

         On April 20, 1998, the Board of Directors resolved to amend the 1995 Plan to (a) increase the number of shares on which options may be granted thereunder from 100,000 to 125,000 shares, (b) provide for the grant of an option to purchase 10,000 shares of Common Stock thereunder to each Director who is not an employee of the Company or any affiliate of the Company and who is ineligible to receive grants under any other stock option plan of the Company in effect on that date (Messrs. Cohen, Goodman, Heine, Kaplan and Katz), and (c) to make certain other technical amendments to the 1995 Plan. Stockholder approval is required with respect to clauses (a) and (b) above. The 1995 Plan provides that the exercise price of the options granted under the plan shall be the closing price of a share of Company Common Stock on the American Stock Exchange on the date of the grant. On April 20, 1998, the closing price for the Company's Common Stock on the American Stock Exchange was $1.19 per share.

         The following table sets forth information with respect to the grants made in Fiscal 1998 under the 1995 Plan to the Company's Non-Executive
Directors:

                                        Fiscal 1998 Grants Under the 1995 Plan
                                        --------------------------------------


                                                        Dollar                                Number of
            Name & Position                            Value(1)                                Options
            ---------------                            --------                                -------
Non-Executive Director Group                           $ 15,500                                50,000


--------------
     (1) Based on the difference between the reported closing price of $1.50 for the Company's Common Stock on the American Stock Exchange on October 16, 1998 and the exercise price of $1.l9.

         The following summary of the material features of the 1995 Plan, as amended, does not purport to be complete and is qualified in its entirety by the full text of the 1995 Plan and the amendments to the 1995 Plan. A copy of the amendments to the 1995 Plan is attached hereto as Appendix A.

Shares Subject to the  1995 Plan

         Subject to approval by the stockholders of the proposed amendment to the 1995 Plan and to adjustment as provided under "Adjustment in Event of Capital Changes" below, an aggregate of 125,000 shares of the Company's Common Stock may be issued upon the exercise of options granted under the 1995 Plan. If any option granted under the 1995 Plan expires or terminates for any reason without having been exercised in full, the shares subject to, but not delivered under, such option may again become available for the grant of other options under the 1995 Plan. All options under the 1995 Plan are non-statutory options which are not intended to qualify as incentive stock options under the Code.

Eligibility

         Upon approval of the proposed amendments to the 1995 Plan, Directors of the Company who are not employees of the Company or any affiliate of the Company and who are ineligible to receive grants under any other stock option plan of the Company in effect at the time of grant of an option are eligible to participate in the 1995 Plan (the "1995 Eligible Directors"). At present, the only Directors eligible to participate in the 1995 Plan are Messrs. Cohen, Goodman, Heine, Kaplan and Katz. Messrs. Goodman, Heine and Kaplan were each granted on February 28, 1995 an option to purchase 25,000 shares of the Company's Common Stock. On April 20, 1998, the Board of Directors adopted, subject to stockholder approval, amendments to the 1995 Plan providing for the grant of a new option to each of the 1995 Eligible Directors to purchase an additional 10,000 shares with the effective date of the grant being April 20, 1998. See "Grants Under the Amendments to the 1995 Plan" and "Vesting, Exercise and Term of Options" below.

Administration

         The 1995 Plan provides that it shall be administered by a committee consisting of Directors who are not eligible to participate in the 1995 Plan. The 1995 Director Option Plan Committee has been designated to serve as the committee under the 1995 Plan. Subject to the provisions of the 1995 Plan, the 1995 Director Option Plan Committee is authorized to interpret the 1995 Plan, to establish, amend and rescind any rules and regulations relating to the 1995 Plan and to make all other determinations necessary or advisable for the administration of the 1995 Plan; provided, however, that the 1995 Director Option Plan Committee shall have no discretion with respect to rules regarding the eligibility or selection of Directors to receive options under the 1995 Plan, the number of shares subject to any such options under the 1995 Plan, or the purchase price thereunder, and provided further that the full name shall not have the authority to take any action or to make any determination that would materially increase the benefits accruing to participants under the 1995 Plan. Upon approval of the amendments to the 1995 Plan, the 1995 Director Option Plan Committee will consist of Messrs. Goldman and Orleans.

Grants Under the Amendments to the 1995 Plan

         The amendments to the 1995 Plan became effective upon adoption by the Board of Directors on April 20, 1998, subject to approval by the holders of a majority of outstanding shares entitled to vote. Grants of options to purchase 10,000 shares were made to each 1995 Eligible Director who was a 1995 Eligible Director on such date (i.e., Messrs. Cohen, Goodman, Heine, Kaplan and Katz), subject to the condition that such grants would become null and void if stockholder approval were not received within 12 months of the date of approval of the amendments to the 1995 Plan by the Board of Directors.

Purchase Price

         The purchase price of shares of Common Stock to be paid upon exercise of an option is 100% of the fair market value of the shares of Common Stock on the date of grant of an option. Fair market value means: (i) if the shares of Common Stock are listed on a national securities exchange, the closing price of the Shares on such date; provided, however, if on such date the Shares were traded on more than one national securities exchange, then the closing price on the exchange on which the greatest volume of Shares was traded on such day; (ii) if the Shares are not listed on a national securities exchange and are traded over-the-counter, the last sale price of the Shares on such date as reported by Nasdaq or, if not reported by Nasdaq, the average of the closing bid and asked prices for the Shares on such date; and (iii) if the Shares are neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the 1995 Director Option Plan Committee shall in good faith determine. If the Shares are listed on a national securities exchange or are traded over-the-counter but are not traded on the date of grant, then the price shall be determined by the 1995 Director Option Plan Committee by applying the principles contained in Proposed Treasury Regulation Section 1.422A-2(e) and Treasury Regulation Section 20.2031-2 or successor provisions thereto. The fair market value of the Shares shall be determined by, and in accordance with, procedures to be established by the 1995 Director Option Plan Committee, whose determination shall be final.

         On April 20, 1998, the date options to purchase 50,000 Shares were granted to the 1995 Eligible Directors, the exercise price established was $1.19 per share which was the closing price of the Company's Common Stock on the American Stock Exchange on such date.

Vesting, Exercise and Term of Options.

         Upon approval of the amendments to the 1995 Plan, each option granted under the 1995 Plan or an amendment to the 1995 Plan shall not be exercisable with respect to any shares until the date of approval of the 1995 Plan or amendment to the 1995 Plan by the stockholders of the Company (the "Approval Date"). From and after the Approval Date, shares subject to an option become eligible for purchase on a cumulative basis in four (4) equal installments, as follows: (i) a total of twenty-five percent (25%) of the number of shares on the Approval Date, and (ii) a total of twenty-five percent (25%) of the number of shares on each of the first, second and third anniversaries of the effective date of grant of the option. Each option granted under the 1995 Plan or any amendment to the 1995 Plan shall expire ten years from the date of the grant, and shall be subject to earlier termination as hereinafter provided. Grants of options under the 1995 Plan and any amendment to the 1995 Plan shall become null and void if the 1995 Plan or any amendment requiring stockholder approval is not approved by the stockholders of the Company within twelve months of approval of the 1995 Plan or such amendment by the Board of Directors of the Company.

         In the event of the termination of service on the Board by the holder of any option granted under the 1995 Plan, other than by reason of total and permanent disability or death, the then outstanding options of such holder may be exercised only to the extent that they were exercisable on the date of such termination and will expire three months after such termination, or on their stated expiration date, whichever occurs first.

         In the event of termination of service by reason of the total and permanent disability of the holder of any option under the 1995 Plan, the holder may exercise the options in full at any time within one year after commencement of such disability, but in no event after the expiration date of the term of the option. In the event of the death of the holder of any option under the 1995 Plan, each of the then outstanding options of such holder will be exercisable in full by the holder's legal representative at any time within a period of one year after death, but in no event after the expiration date of the term of the option. However, if the holder dies within one year following termination of service on the Board by reason of total and permanent disability, such option will be exercisable for one year after the holder's death, or until the expiration date of the term of the option, if earlier.

Amendment, Suspension or Termination

         The Board of Directors may suspend or terminate the 1995 Plan or revise or amend it in any respect whatsoever; provided, however, that without approval of the stockholders, no revision or amendment shall change the selection or eligibility of Directors to receive options under the 1995 Plan, the number of Shares subject to any such options under the 1995 Plan, the purchase price thereunder, or materially increase the benefits accruing to participants under the 1995 Plan.

Adjustment in Event of Capital Changes

         The 1995 Plan provides that there shall be equitable adjustments made in outstanding options as to price and other terms as may be necessary to reflect any change in the corporate structure or shares including mergers, consolidations, recapitalizations, reclassifications, splits, reverse splits, combination of shares or otherwise.

Certain Corporate Transactions

         In order to maintain all of a grantee's rights in the event of certain corporate transactions (such as a dissolution of the Company or a merger or a consolidation of the Company with or into another corporation), the Board may amend all outstanding options (upon such conditions as it shall deem appropriate) to (i) permit the exercise of all such options prior to the effectiveness of any such transaction and to terminate such options as of such effectiveness, or (ii) require the forfeiture of all options, provided the Company pays to the grantee the excess of the fair market value of the Shares in which the grantee's rights have not become vested at such date over the purchase price, or (iii) make such other provisions as the Board shall deem equitable.

Payment for Shares

         The purchase price for Shares upon exercise of an option shall be paid in full in United States dollars in cash or by check at the time of purchase; provided, however, that at the discretion of the Board, the purchase price may be paid with (i) shares of the Company already owned by, and in possession of, a grantee, or (ii) any combination of United States dollars or Shares of the Company. Shares of the Company used to satisfy the exercise price of an option shall be valued as of the date of exercise at their fair market value determined in accordance with the rules set forth above under "Purchase Price".

Options Non-Assignable and Non-Transferable

         Each option granted under the 1995 Plan and all rights thereunder shall be non-assignable and non-transferable other than by will or the laws of descent and distribution and shall be exercisable during the holder's lifetime only by the grantee or the grantee's guardian or legal representative.

Tax Aspects

         The grant of options will not result in taxable income to the 1995 Eligible Director or a tax deduction for the Company. The exercise of an option by a 1995 Eligible Director will result in taxable ordinary income to the Director and a corresponding deduction for the Company, in each case equal to the difference between the fair market value of the shares on the date the option was exercised and the exercise price. A grantee exercising a non-qualified stock option is subject to withholding for Federal, and generally for state and local, income taxes.

         The foregoing does not purport to be a complete summary of the effect of Federal income taxation upon Eligible Directors under the 1995 Plan. It also does not reflect provisions of the 1995 income tax laws of any municipality, state or foreign country in which an 1995 Eligible Director may reside.

Approval of Stockholders

         The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock present or represented, and entitled to vote at the Meeting is necessary for adoption of Proposal 3. Abstentions will have the same legal effect as a vote against this proposal, but specific directions not to cast a vote will have no legal effect.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF PROPOSAL 3.

                     PROPOSAL 4. RATIFICATION OF APPOINTMENT
                           OF INDEPENDENT ACCOUNTANTS

         The Board of Directors has determined to appoint PricewaterhouseCoopers LLP as independent accountants of the Company for the Company's 1999 fiscal year, subject to ratification of such appointment by the stockholders at the Meeting. The ratification of the appointment of independent accountants by the stockholders is not required by law or by the Company's By-laws; however, the Board of Directors has decided to submit this matter to the stockholders because it believes that it is good practice to do so. A majority of the votes cast on the ratification of the appointment of PricewaterhouseCoopers LLP is necessary to approve this matter. For such purposes, the withholding of authority to vote, an abstention or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote in favor of the ratification. If a majority of the votes cast on this matter are not cast in favor of the ratification of the appointment of PricewaterhouseCoopers LLP, the Board of Directors will appoint other independent accountants as soon as is practical and before the close of the 1999 fiscal year. In the absence of instructions to the contrary, proxies will be voted in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company to serve until the next Annual Meeting of Stockholders.

         A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to make a statement if desired and will be available to respond to any appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 1999.

                                  OTHER MATTERS

         The Board of Directors is not aware at present of any other matters which will or may come before the Annual Meeting of Stockholders and which require a vote of the stockholders. If any such matter is properly brought before the meeting, the Proxy Committee will vote thereon in its discretion. You are urged to mark, sign and date your proxy and return it immediately.


                             ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the "reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports.

         Based on the Company's review of the copies of these reports received by it, and written representations, if any, received from reporting persons with respect to the filing of reports on Form 3, 4 and 5, the Company believes that all filings required to be made by the reporting persons for Fiscal 1998 were made on a timely basis.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth as of the close of business on September 30, 1998, certain information with respect to the beneficial shareholdings of each director or nominee, each of the executive officers named in the Summary Compensation Table, and all executive officers and directors as a group, as well as the holdings of each stockholder who was known to the Company to be the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, of more than 5% of the Company's shares of Common Stock, based upon Company records or Securities and Exchange Commission records. Each of the persons listed below has sole voting and investment power with respect to such shares, unless otherwise indicated.



                                                                 Number of Shares      Percent
Name of Beneficial Owner                                        Beneficially Owned    of Class
------------------------                                        ------------------    --------

Jeffrey P. Orleans, Director and Executive Officer........         9,232,708(1)        69.1 %
  3333 Street Road, Suite 101
  Bensalem, PA  19020

Robert N. Goodman, Director ..............................           47,500(2)            *
  11400 West Olympic Boulevard
  Suite 1560
  Los Angeles, CA  90064

Benjamin D. Goldman, Director Vice Chairman of the Board           1,163,008(3)          9.9

Lewis Katz, Director .....................................          481,500(4)           4.2

Sylvan M. Cohen, Director.................................           82,002(5)            *

Joseph A. Santangelo, Executive Officer...................           80,000(6)            *

Michael T. Vesey, President and Chief Operating Officer             251,000(7)           2.2

David Kaplan, Director ...................................           61,500(8)            *

Michael Karmatz, Senior Vice President....................           30,400(9)            *

Gary Schaal, Executive Officer............................          65,000(10)            *

Andrew N. Heine, Director ................................          27,500(11)            *

All directors and executive officers
  as a group (11 persons) ................................         11,522,118(12)       81.5

-----------
*      Less than 1% of the outstanding shares of Common Stock of the Company.
 (1) The shares reflected include (a) 5,000 shares of 10,000 shares owned by a privately-held corporation, of which Mr. Orleans is a 50% stockholder,
       (b) 700 shares held as custodian for a minor son and minor daughter, and
       (c) 2,000,000 Shares issuable upon conversion of the Company's $3 million Convertible Subordinated 7% Note. See "Certain Relationships and Related Transactions" for the terms of a transaction under which Mr. Orleans could acquire additional shares of the Company's Common Stock.
 (2) The shares reflected consist of (a) 20,000 shares owned by Goodtab Corporation (of which Mr. Goodman is the sole shareholder), (b) 25,000 shares issuable upon exercise of the vested portion of outstanding stock options, and (c) 2,500 shares issuable upon exercise of the vested portion of outstanding options granted under the amendments to the 1995 Plan, assuming stockholder approval.

 (3) Includes (a) 450 shares held by Mr. Goldman in his capacity as trustee for a minor child, (b) 400,000 shares issuable upon exercise of the vested portion of outstanding stock options, and (c) 600,000 held in three separate trusts for the benefit of the children of Mr. Orleans, as to which Mr. Goldman is, in each case, sole trustee.
 (4) The shares reflected include (a) 25,000 shares issuable upon exercise of the vested portion of outstanding stock options, and (b) 2,500 shares issuable upon exercise of the vested portion of outstanding options granted under the amendments to the 1995 Plan, assuming stockholder approval.
 (5) The shares reflected include (a) 5,000 shares of 10,000 shares owned by a privately-held corporation of which Mr. Cohen is a 50% shareholder, (b)
     450 shares held by Mr. Cohen's adult sons (for which Mr. Cohen disclaims beneficial ownership), (c) 6,125 shares held by Mr. Cohen's wife (for which Mr. Cohen disclaims beneficial ownership), (d) 25,000 shares issuable upon exercise of the vested portion of outstanding stock options, and (e) 2,500 shares issuable upon exercise of the vested portion of outstanding options granted under the amendments to the 1995 Plan, assuming stockholder approval.
 (6) The shares reflected include (a) 40,000 shares issuable upon the exercise of vested portion of outstanding stock options, and (b) 7,500 shares issuable upon exercise of the vested portion of outstanding options granted under the amendments to the 1992 plan, assuming stockholder approval.
 (7) The shares reflected include (a) 125,000 shares issuable upon exercise of the vested portion of outstanding stock options, and (b) 10,000 shares issuable upon exercise of the vested portion of outstanding options granted under the amendment to the 1992 Plan, assuming stockholder approval .
 (8) The shares reflected include (a) 25,000 shares issuable upon exercise of the vested portion of outstanding stock options, and (b) 2,500 shares issuable upon exercise of the vested portion of outstanding options granted under the amendments to the 1995 Plan, assuming stockholder approval.
 (9) Includes (a) 14,000 shares held by Mr. Karmatz's wife (for which
     Mr. Karmatz disclaims beneficial ownership), (b) 10,000 shares issuable upon exercise of the vested portion of outstanding stock options, and
     (c) 5,000 shares issuable upon exercise of the vested portion of outstanding options granted under the amendments to the 1992 Plan, assuming stockholder approval.
(10) Includes 40,000 shares issuable upon the exercise of the vested portion of stock options.
(11) Consists of (a) 25,000 shares issuable upon exercise of the vested portion of outstanding stock option, and (b) 2,500 shares issuable upon exercise of the vested portion of outstanding options granted under the amendments to the 1995 Plan, assuming stockholder approval.
(12) The shares reflected consist of (a) 740,000 shares issuable upon exercise of the vested portion of outstanding stock options, (b) 35,000 shares issuable upon exercise of the vested portion of outstanding options assuming stockholder approval of the amendments to the 1992 Plan and the 1995 Plan, and (c) 2,000,000 shares issuable upon conversion of the Company's $3 million convertible subordinated 7% note.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

       The following table sets forth information as to all compensation paid by the Company for services in each of the Company's last three fiscal years ended June 30, 1998 to (i) the Company's Chief Executive Officer and (ii) the four most highly compensated officers other than the Chief Executive Officer who were serving as executive officers at the end of Fiscal 1998 and whose total annual salary and bonus exceeded $100,000 in Fiscal 1998 (together with the Chief Executive Officer, the "Named Executive Officers").


                                                                                                            Long-Term
                                                                                                           Compensation
                                                                                                           ------------
                                                          Annual Compensation                                 Awards
                                                          -------------------                                 ------
                                                                                       Other Annual    Number of Securities
Name and Principal Position           Fiscal Year        Salary           Bonus       Compensation*     Underlying Options
---------------------------           -----------        ------           -----       ------------      ------------------
Jeffrey P. Orleans                       1998           $300,000        $ 88,620         $3,123                 --
   Chairman and CEO                      1997            300,000          59,100          2,375                 --
                                         1996            300,000          28,590          2,375                 --

Benjamin D. Goldman                      1998            250,000          59,080          1,722                 --
   Vice Chairman of the Board            1997            250,000          39,400          2,375                 --
                                         1996            250,000          19,060          2,111                 --

Michael T. Vesey (1)                     1998            178,845          30,000          2,888               40,000
   President and Chief                   1997            175,000          20,000          2,375              200,000
   Operating Officer                     1996            175,000          10,000          2,375               70,000

Michael Karmatz (1)                      1998            150,000          15,000          2,324               20,000
   Senior Vice President                 1997            150,000          11,000          2,000                 --
                                         1996            150,000           6,200          1,866                 --

Gary G. Schaal                           1998            125,000          29,540          2,240                 --
   Executive Vice President              1997            125,000          19,700          2,375                 --
   Sales and Marketing                   1996             98,558           9,530          1,404               60,000

------------------
* In all cases, amounts contributed by the Company to a 401(k) (defined contribution) retirement plan.
(1) Includes options granted upon approval by the stockholders of the amendment to the 1992 Plan. See "Proposal 2."


         On July 18, 1994, the Board of Directors, upon the favorable recommendation of the Compensation Committee, adopted a bonus compensation plan (the "Bonus Plan") to be applied in fiscal 1995 and thereafter. For a summary of the Bonus Plan (including recent amendments thereto) and certain awards made thereunder, see "Compensation Committee Report on Executive Compensation."

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

         The following table sets forth individual exercises of stock options during Fiscal 1998 and year-end values by the Named Executive Officers.

                                                           Number of Securities
                                                                Underlying                 Value of Unexercised
                                                          Unexercised Options at           In-the-Money Options
                                                              June 30, 1998 (#)           at June 30, 1998 ($)(1)
                                                        -----------------------------  --------------------------

                             Shares
                            Acquired          Value
         Name            on Exercise (#)  Realized ($)   Exercisable  Unexercisable    Exercisable      Unexercisable
 ----------------------- --------------- -------------- ------------- ------------- ------------------ ----------------

 Jeffrey P. Orleans            --              --            --            --              --                --

 Benjamin D. Goldman           --              --          400,000         --           $650,000             --

 Michael T. Vesey(2)           --              --           95,000       240,000          56,875          $199,375

 Michael Karmatz(2)            --              --           15,000        15,000           5,938            17,813

 Gary G. Schaal                --              --           30,000        30,000          33,750            33,750

------------------
(1) In-the-money options are those where the fair market value of the underlying securities exceeds the exercise price of the option. The closing market price of the Company's Common Stock on June 30, 1998 was $2.375 per share.
(2) Includes options granted subject to approval by the stockholders of the amendment to the 1992 Plan. See "Proposal 2."

Option/SAR Grants Table

         The following table sets forth information concerning individual grants of stock options and stock appreciation rights made during the fiscal year ended June 30, 1998 to the Named Executive Officers. Neither the Chief Executive Officer nor the other most highly compensated executed officers named in the "Summary Compensation Table" above, other than Mr. Vesey and Mr. Karmatz, were granted stock options or stock appreciation rights during the fiscal year ended June 30, 1998.

                                                                                        Potential realizable value at
                                                                                        Assumed Annual Rates of Stock
                                  Individual Grants                                 Price Appreciation for Option Term(1)
           ---------------------------------------------------------------------    -------------------------------------
                             Number of     % of Total
                             Securities   Options/SARs
                             Underlying    Granted to
                            Options/SARs  Employees in       Exercise    Expiration
    Name                   Granted (#)(2)     Fiscal Year  Price (R/SH)     Date       0%($)(3)     5%($)     10%($)
    ----                   --------------     -----------  ------------     ----       --------     -----     ------


Michael T. Vesey (4)           40,000          24%          $1.19       4/20/08       -0-       $29,872    $75,703

Michael Karmatz(4)             20,000          12%           1.19       4/20/08       -0-       $14,936    $37,851

----------------------
(1) These assumed annual rates of stock price appreciation are specified by the Securities and Exchange Commission. No assurance can be given that such rates will be achieved.
(2) Assumes that the amendment to the 1992 Plan set forth herein has been approved by the stockholders of the Company.
(3) Reflects no appreciation because the exercise price was equal to the closing price of the Common Stock on the American Stock Exchange on the date of grant.
(4) Upon approval by the stockholders of the amendments to the 1992 Plan, the shares of stock become eligible for purchase on the following: 25% immediately and 25% on each of April 20, 1999, 2000 and 2001.

Performance Graph

         The graph set forth below compares the yearly percentage change in the cumulative total stockholder return on the Common Stock of the Company during the five years ended June 30, 1998 with (i) the cumulative total return on the American Stock Exchange Index and (ii) the cumulative total return on a selected peer group consisting of six companies engaged in residential real estate development similar in scope and character or in reasonable geographic proximity to the Company's development activities: Continental Homes Holding Corp. (acquired in April 1998), Hovnanian Enterprises, Inc. (Class A), Oriole Homes Corp. (Class B), Calton Inc., Standard-Pacific Corp. and Toll Brothers, Inc. The comparison assumes $100 was invested on June 30, 1993 in the Company's Common Stock and in each of the foregoing indices and assumes the reinvestment of any dividends. The closing market price of the Company's Common Stock as of June 30, 1998 was $2.375.

                 Comparison of Five Year Cumulative Total Return


   300 |-----------------------------------------------------------------------|
       |                                                                       |
       |                                                                       |
   250 |-----------------------------------------------------------------------|
D      |                                                                       |
       |                                                                       |
O  200 |-----------------------------------------------------------------------|
       |                                                                #      |
L      |                                                                &      |
   150 |-----------------------------------------------------------------------|
L      |                                         &           &                 |
       |                              &                      #                 |
A  100 |-----*#&---------&#-----------#----------#-----------------------------|
       |                 *                                              *      |
R      |                                                                       |
    50 |-----------------------------------------------------------------------|
S      |                              *          *           *                 |
       |                                                                       |
     0 |-----------------------------------------------------------------------|
         June 1993   June 1994   June 1995   June 1996    June 1997    June 1998

   *Orleans Homebuilders Inc.   & American Stock Exchange Ind     # Peer Group


                                  Years Ending


                                June 30, 1993   June 30, 1994   June 30, 1995   June 30, 1996    June 30, 1997    June 30, 1998

ORLEANS HOMEBUILDERS INC.            100            78.26             36.94          39.13          30.43               82.61
AMERICAN STOCK EXCHANGE IND          100            97.66            115.19         132.83         143.37              166.10
PEER GROUP                           100            97.14             95.25         101.14         115.34              191.28


           Compensation Committee Interlocks and Insider Participation

         During Fiscal 1998, Messrs. Cohen, Kaplan and Katz served on the Compensation Committee of the Board of Directors. Mr. Cohen is Of Counsel to Drinker Biddle & Reath LLP, counsel to the Company, and Mr. Katz is counsel to Katz, Ettin, Levine, Kurzweil, Weber & Scialaeba, P.A., which has performed legal services for the Company in the past year. On July 18, 1994, the 1992 Incentive Stock Option Committee was reconstituted with Messrs. Cohen, Kaplan and Katz as its sole members.

         Mr. Cohen is Chairman of the Board of Trustees and Chief Executive Officer of Pennsylvania Real Estate Investment Trust, Fort Washington, Pennsylvania ("PREIT"). Mr. Orleans also serves as a Trustee of PREIT. Mr. Katz draws a salary from Resorts at Palm Aire, Inc. of which he and Mr. Orleans are each 50% shareholders.


                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

Compensation Committee

         The Compensation Committee consists of Messrs. Cohen, Kaplan and Katz. The Committee is chaired by Mr. Kaplan and reviews and recommends salaries, bonuses and other forms of compensation for officers and key employees of the Company. On July 18, 1994, the members of the current Compensation Committee were appointed as the sole members of the 1992 Incentive Stock Option Committee.

Overview and Philosophy

         The Compensation Committee is mindful of the need to align the interests of management with the interests of the Company's stockholders. The establishment of the 1992 Plan was designed to permit the Company to attract and retain talented managers and motivate such managers to enhance profitability and stockholder returns. The Committee believes that the utilization of stock option plans serves the interests of the stockholders, especially by permitting the Company to preserve cash for other operational purposes during the recovery from unfavorable economic conditions in the residential real estate industry. The Committee believes that the objectives of the stockholders will be best achieved by having a substantial portion of executive cash compensation tied to annual corporate earnings and by providing incentives to management through the use of stock options. Commencing in fiscal 1990, the Company asked its management to reduce overhead, substantially eliminate high interest funded debt obligations and restructure the Company to enable it to have sufficient funds to meet operating needs. Since the last quarter of fiscal 1994, the Committee has analyzed the impact and effectiveness of the results of the most recent restructuring transactions and initiatives of internal Company management. It has made and will continue to make compensation adjustments to executive officers commensurate with its evaluation.

Senior Executive Officers' Compensation

         The Board of Directors or Compensation Committee did not determine the compensation of the Company's Chief Executive Officer, Jeffrey P. Orleans, in recent fiscal years. From 1987 until 1993, such compensation had been fixed under an employment agreement with Mr. Orleans at the same salary of $200,000 per year and an incentive compensation formula. While the formal employment agreement expired by its terms on December 31, 1992, the compensation for Mr. Orleans continued unchanged. During fiscal 1992, Mr. Orleans voluntarily waived his right to receive his salary under the employment agreement for the major part of such fiscal year. During fiscal 1994, Mr. Orleans' compensation was continued in accordance with the previous employment agreement until the consummation, on October 22, 1993, of the acquisition of OCC, which was formerly wholly-owned by Mr. Orleans.

         Following the OCC acquisition, Mr. Orleans' salary was increased to $300,000 and the salary of Benjamin D. Goldman, Vice Chairman of the Board, was increased to $250,000, each on an annualized basis, for fiscal 1994 subject to approval by the Board of Directors, which approval was given on July 18, 1994 after review of the matter by the Compensation Committee. During Fiscal 1998, the Compensation Committee made no changes in the base salaries of any of the senior officers, other than in May 1998 to increase Mr.
Vesey's salary to $200,000 on an annualized basis.

Other Executive Officers' Compensation

         The Compensation Committee has assumed responsibility for the cash and other incentive compensation, if any, to be paid to the Company's executive officers and key employees, other than compensation under the Company's stock option plans. The amount and nature of the compensation received by the Company's executives in Fiscal 1998 was determined in accordance with the recommendations of the Chief Executive Officer. The executive compensation program consists of three major components: base salaries, potential for annual bonuses and stock options.

Base Salary

         The compensation to executive officers of the Company is generally in the low range of base salary amounts paid to comparable executive officers at similar companies included in the table under "Executive Compensation - Performance Graph." Increases in base salaries have been limited over the last several fiscal years and are adjusted based on the performance of an individual executive, increased responsibilities assumed by such executive, compensation trends in the real estate industry and general market compensation levels for comparable positions.

Incentive Compensation Programs

         The Compensation Committee believes that it is important for the Company to further align its executive officers and key employees with the stockholders' interests by establishing a direct link between executive pay and the Company's operating financial performance. Accordingly, on July 18, 1994, the Board of Directors, upon the favorable recommendation of the Compensation Committee, adopted a bonus compensation plan (the "Bonus Plan") to be applied in fiscal 1995 and thereafter, as follows (as amended by the Board of Directors on September 24, 1998, retroactive to June 30, 1998):

                  A total of eight percent (8%) of the Company's consolidated operating profits (before taxes and excluding nonrecurring items, income or loss arising from extraordinary items, discontinued operations, debt repurchase at a discount, and the amount of awards under the Bonus Plan ("Pre-Tax Profits"), if any) shall be allocated for award as bonus compensation. Three percent (3%) and two percent (2%) of the Pre-Tax Profits shall be awarded as an incentive to the Chairman and the Vice Chairman, respectively, provided each is in office at the end of the fiscal year, subject to certain exceptions. Three percent (3%) of the Pre-Tax Profits shall be allocated for award at the discretion of the Chairman in consultation with the Vice Chairman to other executive officers and key employees of the Company whose performance merits recognition under goals and policies established by the Board. Any award will be pro-rated for any eligible employee who has served less than the full year with the Company.

         For Fiscal 1998, the Board continued management performance goals which included continued growth in profitability, reduction of unproductive assets, acquisition and financing of new and existing assets, and improvements by management to reduce overhead and increase efficiency. With respect to Fiscal 1998, pursuant to the Bonus Plan, 3% and 2% of the Pre-Tax Profits were awarded, respectively, to Messrs. Orleans and Goldman. The remaining 3% of Pre-Tax Profits was awarded to the Company's other senior officers based upon their attainment of certain performance goals, except that Mr. Schaal was awarded 1% of the Pre-Tax Profits under a separate agreement with him.

1992 Incentive Stock Option Plan

         The 1992 Plan established by the Board of Directors is intended to align directly the interests of the Company's executives and the stockholders in the enhancement of stockholder value. The ultimate value, if any, received by option holders is directly tied to increases in the Company's stock price and, therefore, stock options serve to link closely the interests of management and stockholders by motivating executives to make decisions that will serve to increase the long-term return to the stockholders. Additionally, grants under the 1992 Plan include vesting and termination provisions which the Board believes will encourage option holders to remain employees of the Company. With respect to Fiscal 1998, the Board of Directors adopted, subject to stockholder approval, the grant of options to 11 employees totaling 170,000 shares of Common Stock. See "Proposal 2" for more information with respect to such grants. Generally, options granted under the 1992 Plan have exercise prices equal to the fair market value of the Company's Common Stock on the date of grant, become exercisable in installments within a period of three years from the date of grant, and are contingent upon the grantee's continued employment. The number of shares for which options may be granted to an individual varies according to his or her job title, level of responsibility, and performance results.

         With respect to stock option awards granted in previous fiscal years, considerations of the 1992 Incentive Stock Option Plan Committee have included recognition of the Company's progress with respect to its restructuring and financing transactions, the fact that the Company has been engaged in several of these long-term transactions of substantial complexity extending over several years and the effect of continuing efforts to restore profitability by reducing overhead and increasing operating efficiency. The Company's success is considered to depend in large part on the sustained effort and commitment of management. The Board of Directors and Compensation Committee believe that option awards provide long-term incentive to focus managers on building profitability and stockholder value and, as a consequence, intend to continue to utilize option awards in the future.

Other Benefits

         The Company makes available health care benefits and a 401(k) plan for executive officers on terms generally available to all Company employees. The Board of Directors believes that such benefits are comparable to those offered by other real estate developers of similar size. The amount of perquisites as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed $50,000 or 10% of the salary of any executive officer in the last fiscal year.

         Respectfully submitted,

                  The Compensation Committee
                                    David Kaplan, Chairman
                                    Sylvan M. Cohen
                                    Lewis Katz


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In connection with the Company's discretionary secured line of credit in the maximum principal amount of $6.6 million entered into in April, 1996, the Company and the lending bank agreed to enter into certain arrangements with Jeffrey P. Orleans, Chairman and Chief Executive Officer of the Company, relating to existing borrowings by the Company from Mr. Orleans. These arrangements included the deferral of payment by Mr. Orleans, until April 1, 1998, of an aggregate of $1.35 million due Mr. Orleans from the Company under the Company's Series A Variable Rate Notes and the Company's Series B Variable Rate Mortgage Notes, and the subordination to the bank of $3 million of advances by Mr. Orleans to the Company. During Fiscal 1998, the original maturity date of April 1, 1998 was extended two years.

         The Board appointed a Special Committee of non-employee directors to review and recommend the permanent terms of the aggregate $3 million in advances by Mr. Orleans to the Company and the terms of the $2 million to be advanced by Mr. Orleans to the Company. On July 9, 1996, after receiving the report of the Special Committee and a preliminary report from Howard, Lawson & Co., an investment banking firm, on the fairness of the proposed terms, the Board of Directors unanimously approved the proposed terms (Mr. Orleans abstaining), and delegated to the Special Committee the authority to approve the final documentation, subject to the receipt of a written opinion from Howard, Lawson & Co. as to the fairness of the proposed terms to the shareholders of the Company. In August 1996, after receipt of an opinion from Howard, Lawson & Co., to the effect that the proposed arrangements with Mr. Orleans relating to such advances were fair to the stockholders of the Company, other than Mr. Orleans, from a financial point of view, the Special Committee approved the documentation under which these advances would be made by Mr. Orleans to the Company.

         The $3 million advance by Mr. Orleans to the Company is evidenced by the Company's $3 million Convertible Subordinated 7% Note, due January 1, 2002 (the "Convertible Note") issued pursuant to a note purchase agreement dated as of August 1, 1996, as amended and restated as of June 28, 1997. The Convertible Note provides for interest at 7% per annum and principal payments of $1 million on or before January 1 of each of 2000, 2001 and 2002. The Convertible Note contains commercially standard default and other provisions and is subordinated in right of payment to the Company's obligations under the Company's $6.6 million discretionary secured line of credit referred to above. The holder of the Convertible Note may convert all or any portion (in integral multiples of $1 million) of the principal amount of the Convertible Note into shares of the Company's Common Stock at a conversion price of $1.50 per share, subject to adjustment for splits, combinations, and other capital changes. The closing price of the Company's Common Stock on the American Stock Exchange on July 8, 1996, the date the Board of Directors approved the terms of the borrowing, was $1.125 per share.

         The Company also entered into a note purchase agreement, also dated as of August 1, 1996 and subsequently amended, with Mr. Orleans under which Mr. Orleans agreed to advance to the Company up to $2 million against the Company's $2 million Variable Rate Note due December 31, 2000 (the "Variable Rate Note"). The Company has borrowed the entire $2 million under this agreement on the date hereof. The Variable Rate Note will bear interest at 2% in excess of the prime rate of interest and will be repayable in annual principal installments of $500,000 commencing December 31, 1997. The 1997 repayment was deferred by Mr. Orleans. The Variable Rate Note is not secured and is not subordinated by its terms to the claims of any creditor of the Company.

         In fiscal 1996, the Company agreed to acquire two real estate brokerage firms, A.P. Orleans, Inc.-PA and A.P. Orleans, Inc.-NJ, for an aggregate purchase price equal to the aggregate net book value of those two companies. The sale was completed in fiscal 1997 for an aggregate cash price of $169,136. Jeffrey P. Orleans and the Selma H. Orleans Trust each owned one-half of the outstanding shares of each such company.

         In December 1997, the Company purchased land from Mr. Orleans in exchange for a $500,000 Purchase Money Mortgage (the "PMM"). During Fiscal 1998, the Company repaid $200,000 of the PMM and began development of the land. The remaining balance of $300,000 will be repaid from the proceeds of units sold at this development. The PMM bears interest at 7% annually and is due no later than 60 months from the date of issuance.

         On March 27, 1998 and April 6, 1998, the Company issued to Mr. Orleans two demand notes in the aggregate principal amount of $1,000,000 (the "Demand Notes"). The Demand Notes were issued by the Company in consideration of a total of $1,000,000 advanced as loans by Mr. Orleans that enabled the Company to acquire land in Chester County, Pennsylvania. The Demand Notes bear interest, payable quarterly, at a rate two percent in excess of the prime rate. During Fiscal 1998, Mr. Orleans also advanced the Company an additional $1,496,000 to fund various land acquisitions. The $1,496,000 was advanced in exchange for five demand notes (the "Additional Demand Notes") and one revolving working capital note (the "Working Capital Note"). Interest on the Additional Demand Notes is at prime plus 2% and is payable quarterly. The Working Capital Note is for the initial principal amount of $750,000, is due on November 30, 1998 (but may be automatically renewed in one year increments) and bears interest payable monthly at the prime rate.

         On April 20, 1998, the Board approved, subject to the receipt of a written opinion confirming the fairness of the transaction from an investment banking firm satisfactory to the Board, the exchange with Mr. Orleans of an aggregate of $3 million of indebtedness represented by the Variable Rate Note and the Demand Notes for shares of the Company's Series D Preferred Stock (the "Series D Preferred Stock"). On September 24, 1998, the Board received the written opinion of Howard, Lawson & Co. to the effect that the proposed exchange with Mr. Orleans was fair to the stockholders of the Company, other than Mr. Orleans, from a financial point of view. The Board then took final action to authorize the terms of the Series D Preferred Stock and the execution of an Exchange Agreement with Mr. Orleans. On October 20, 1998, the Company entered into an Exchange Agreement with Mr. Orleans under which Mr. Orleans exchanged the Variable Rate Note and the Demand Notes for 100,000 shares of Series D Preferred Stock.

         The 100,000 shares of Series D Preferred Stock were issued from the 500,000 shares of Preferred Stock authorized under the Company's Certificate of Incorporation. The Series D Preferred Stock has a liquidation value of $3,000,000, or $30.00 per share, and requires annual dividends of 7% of the liquidation value. The dividends are cumulative and will be payable quarterly, with the first payment due December 1, 1998. The Series D Preferred Stock is redeemable by the Company at any time after December 31, 2003, in whole or in part, at a cash redemption price equal to the liquidation value plus all accrued and unpaid dividends on such shares to the date of redemption. The Series D Preferred Stock is convertible into 2,000,000 shares of Common Stock at a conversion price of $1.50 per common share, upon the approval by the American Stock Exchange of a supplemental listing application covering such shares. The Company expects to make such application during Fiscal 1999. The closing price of the Company's Common Stock on the American Stock Exchange on April 20, 1998 (the date of Board approval of the issuance) was $1.19. If Mr. Orleans were to convert the Series D Preferred Stock in full at its initial conversion prices of $1.50 per share, his beneficial ownership of the Company's Common Stock would increase by 2,000,000 shares, and his percentage ownership of the outstanding common stock of the Company, based on the number of shares of Common Stock outstanding on October 20, 1998 would increase from 69.1% to approximately 73.1%.

         On September 24, 1998, Mr. Orleans proposed to the Board of Directors a loan to the Company of $4,000,000 in additional funds on a revolving basis for the purchase of land. Although the terms of the loan have yet to be resolved, it is intended that the loan will be unsecured.

         A. P. Orleans Insurance Agency Inc., of which Mr. Orleans is the sole shareholder, provided services to the Company in the placement of insurance during Fiscal 1998. The Company incurred approximately $50,000 for such services.

         During Fiscal 1998, Jeffrey P. Orleans purchased from the Company twenty six (26) multifamily housing units with an aggregate cash sales value of approximately $1.4 million. Such units are designated for occupancy by low income families under New Jersey regulation designed to assure available housing at various income levels. The selling prices for these homes, which were determined by state statute, are the same as those which the Company would have received from sales of the units to unaffiliated third parties.

         In the opinion of the Board of Directors, all of the transactions described in "Certain Relationships and Related Transactions," insofar as they involve transactions by affiliates of the Company with the Company, are on terms that are comparable to, or not less favorable than, terms which would have been obtainable by the Company from unaffiliated third parties.

Deadline for Filing Stockholder Proposals for 1999 Annual Meeting

         Proposals which stockholders desire to have included in the Company's Proxy Statement for the Annual Meeting in 1999 pursuant to Exchange Act Rule 14a-5(e) must be received by the Company on or before July 7, 1999.

                           ANNUAL REPORT ON FORM 10-K

         THE COMPANY, UPON REQUEST, WILL FURNISH TO RECORD AND BENEFICIAL HOLDERS OF ITS COMMON STOCK, FREE OF CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES BUT WITHOUT EXHIBITS) FOR FISCAL 1998. COPIES OF EXHIBITS TO THE FORM 10-K ALSO WILL BE FURNISHED UPON REQUEST AND THE PAYMENT OF A REASONABLE FEE. ALL REQUESTS SHOULD BE DIRECTED TO JOSEPH A. SANTANGELO, SECRETARY-TREASURER, AT THE OFFICES OF THE COMPANY SET FORTH ON PAGE ONE OF THIS PROXY STATEMENT.


November 4, 1998                    By Order of the Board of Directors

                                               JOSEPH A. SANTANGELO,
                                               Secretary-Treasurer

                                                                    APPENDIX - A





                             FIRST AMENDMENT OF THE

                                 FPA CORPORATION

                             1995 STOCK OPTION PLAN

                           FOR NON-EMPLOYEE DIRECTORS





         WHEREAS, Orleans Homebuilders, Inc. (formerly named FPA Corporation) (the "Company") established the FPA Corporation 1995 Stock Option Plan for Non-Employee Directors (the "Plan"); and



         WHEREAS, Section 12 of the Plan provides that, subject to certain limitations, the Board of Directors of the Company (the "Board") may amend the Plan; and



         WHEREAS, the Company desires to amend the Plan (i) to expand the number of non-employee directors eligible to participate therein, (ii) to increase the number of shares of Common Stock that may be subject to options thereunder;
(iii) to provide for the grant of a new option to each eligible director; and
(iv) to make certain other changes (collectively "the Amendments");



         WHEREAS, on April 20, 1998, at a duly convened meeting of the Board, the Board approved and adopted the Amendments;



         WHEREAS, pursuant to Section 12 of the Plan, the stockholders of the Company must approve the Amendments;



         NOW, THEREFORE, effective as of April 20, 1998, and subject to the approval of the stockholders of the Company, the Plan is hereby amended as follows:



         1. Section 4 of the Plan is hereby amended to read as follows:

                           4. Participation in the Plan. Directors of the
                  Company who are not employees of the Company or any affiliate of the Company and are ineligible to receive grants under any other stock option plan of the Company in effect at the time of grant of an option shall be eligible to participate in the Plan ("Eligible Directors").

         2. The first sentence of Section 5 of the Plan is hereby amended to read as follows:

                           5. Shares Subject to the Plan. Subject to adjustment
                  as provided in Section 8, an aggregate of One Hundred Twenty Five Thousand (125,000) Shares shall be available for issuance upon the exercise of options granted under the Plan. ***

         3. Section 7(a) of the Plan is amended by adding the following new heading before the first paragraph thereof:

               (a) Option Grant Dates.

                    (i) Initial Grant.  ***

         4. Section 7(a) of the Plan is further amended by adding the following new paragraph to the end thereof to read as follows:

                                    (ii) Subsequent Grant. The Committee shall
                           grant to each Eligible Director (herein sometimes referred to as "holder" or "Grantee") an option to purchase 10,000 shares (as adjusted pursuant to Section 8) effective as of April 20, 1998.


         5. Section 7(c) of the Plan is amended to read as follows:

                           (c) Exercisability and Term of Options. Each option
                  granted under the Plan or an Amendment to the Plan shall not be exercisable with respect to any shares until the date of approval of the Plan or Amendment to the Plan by the stockholders of the Company (the "Approval Date"). From and after the Approval Date, shares subject to an option become eligible for purchase on a cumulative basis in four (4) equal installments, as follows: (i) a total of twenty-five percent (25%) of the number of shares on the Approval Date, and (ii) a total of twenty-five percent (25%) of the number of shares on each of the first, second and third anniversaries of the effective date of grant of the option. Each option granted under the Plan or any Amendment to the Plan shall expire ten years from the date of the grant, and shall be subject to earlier termination as hereinafter provided. Grants of options under the Plan and any Amendment to the Plan shall become null and void if the Plan or any Amendment requiring stockholder approval is not approved by the stockholders of the Company within twelve months of approval of the Plan or such Amendment by the Board of Directors of the Company.

         6. The reference to "the discretion of the Committee" in Section 7(f) is replaced with a reference to "the discretion of the Board."

                  IN WITNESS WHEREOF, the Company has caused these presents to be duly executed this 13th day of October, 1998.



                           ORLEANS HOMEBUILDERS, INC.



                                 /s/  Michael T. Vesey
                                 ---------------------------------------------
                                 Name:  Michael T. Vesey
                                 Title:  President and Chief Operating Officer

                                REVOCABLE PROXY

                           ORLEANS HOMEBUILDERS, INC.

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE


                         ANNUAL MEETING OF STOCKHOLDERS
                           FRIDAY, DECEMBER 11, 1998

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Jeffrey P. Orleans and Benjamin D. Goldman as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the Common Stock of Orleans Homebuilders, Inc. held of record by the undersigned on the close of business on November 2, 1998 at the Annual Meeting of Stockholders to be held on Friday December 11, 1998 or at any adjournment thereof.

Please be sure to sign and date
this Proxy in the box below.                      Date
----------------------------------------------------------------

Stockholder sign above         Co-holder (if any) sign above
----------------------------------------------------------------


                                                                        FOR ALL
1.   ELECTION OF DIRECTORS                            FOR     WITHHOLD   EXCEPT
     Sylvan M. Cohen, Benjamin D. Goldman, Robert     [ ]       [ ]       [ ]
     N. Goodman, Andrew N. Heine, David Kaplan,
     Lewis Katz and Jeffrey P. Orleans

     INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All
     Except" and write that nominee's name in the space provided below.

_____________________________________                 FOR     AGAINST   ABSTAIN
                                                      [ ]       [ ]       [ ]
2.   Approval of an amendment to the 1992
     Incentive Stock Option Plan to increase the number of shares on which options may be granted thereunder from 910,000 to 1,210,000;

                                                      FOR     AGAINST   ABSTAIN
                                                      [ ]       [ ]       [ ]
3.   Approval of amendments to the 1995 Stock
     Option Plan for Non-Employee Directors to increase the number of shares on which options may be granted thereunder from 100,000 to 125,000 and to provide for the grant of additional options thereunder;

                                                      FOR     AGAINST   ABSTAIN
                                                      [ ]       [ ]       [ ]
4.   Proposal to ratify the appointment of
     PricewaterhouseCoopers LLP as the independent public accountants of the company for the fiscal year ending June 30, 1999.


5.   In their discretion, the Proxies are
     authorized, to the extent permitted by the rules of the Securities and Exchange
     Commission, to vote upon such other business as may properly come before the meeting or any adjournment.

--------------------------------------------------------------------------------
+   DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.  +
                           ORLEANS HOMEBUILDERS, INC.
           3333 Street Road, Suite 101, Bensalem, Pennsylvania 19020
________________________________________________________________________________

PLEASE ACT PROMPTLY SIGN, DATE AND MAIL YOUR PROXY CARD TODAY
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE ABOVE SIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF ALL NOMINEES LISTED FOR ELECTION AS DIRECTORS; FOR PROPOSALS 2, 3 AND 4; AND IN ACCORDANCE WITH THE PROXIES' BEST JUDGMENT UPON OTHER MATTERS PROPERLY COMING BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.
________________________________________________________________________________

The above signed acknowledges receipt from the Company, prior to the execution of this Proxy, of notice of the Annual Meeting of Stockholders, a Proxy Statement and an Annual report to Stockholders.

Please date and sign exactly as your name(s) appear(s) above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.